To the Shareholders and Trustees
of Pilgrim Mayflower Trust:

In planning and performing our audits of the financial statements and financial highlights of Pilgrim Mayflower Trust (formerly Northstar Trust), comprising Pilgrim Growth + Value Fund (formerly Northstar Growth + Value Fund), Pilgrim International Value Fund (formerly Northstar International Value Fund), Pilgrim Emerging Markets Value Fund (formerly Northstar Emerging Markets Value Fund), Pilgrim Research Enhanced Index Fund (formerly Northstar Research Enhanced Index Fund), Pilgrim Income and Growth Fund (formerly Northstar Income and Growth Fund), Pilgrim High Total Return Fund II (formerly Northstar High Total Return Fund II) and Pilgrim High Total Return Fund (formerly Northstar High Total Return Fund), (collectively, the "Trust"), for the year ended October 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1999.

This report is intended solely for the information and use of management, the Trustees of Pilgrim Mayflower Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
New York, New York
December 6, 1999